Exhibit 99.1

News Release

Contact:                                                   Paul Laikind, Ph.D.

Chairman, CEO & President
Metabasis Therapeutics, Inc.

(858) 622-5550

FOR IMMEDIATE RELEASE

METABASIS THERAPEUTICS REPORTS ON FINANCIAL RESULTS AND BUSINESS ACCOMPLISHMENTS FOR FOURTH QUARTER AND FULL YEAR 2005 AND PROVIDES GUIDANCE FOR 2006

SAN DIEGO, CA – March 23, 2006 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver, today announced its financial results for the fourth quarter and year ended December 31, 2005, reviewed its 2005 accomplishments and provided financial guidance for 2006.

Fourth quarter and year ended December 31, 2005:

Revenues for the fourth quarter of 2005 were $1.4 million, compared to $426,000 for the prior year period. The $974,000 increase was due to sponsored research revenue from a collaboration entered into in June 2005 with Merck & Co., Inc. to research, develop and commercialize novel small molecule therapeutics with potential to treat several metabolic diseases, including type 2 diabetes, hyperlipidemia and obesity.

Revenues for the year ended December 31, 2005 were $3.8 million, compared to $6.8 million for the prior year period. The $3.0 million decrease was due primarily to milestones totaling $4.5 million earned in 2004 compared with no milestones earned in 2005. This decrease was partially offset by increased sponsored research revenue from the Company’s two collaboration agreements with Merck.

Net loss for the quarter ended December 31, 2005 was $6.5 million, or $0.26 per share, compared to a net loss of $5.8 million, or $0.32 per share, for the prior year period. Net loss for the year ended December 31, 2005 was $23.6 million, or $1.20 per share, compared to a net loss of $15.0 million, or $1.49 per share, for the prior year period.

The increase in net loss for the quarter and year ended December 31, 2005 was primarily due to the difference in milestone payments described above and increased preclinical development expenses related to two of the Company’s clinical development candidates, MB07803 and MB07811, as well as increased staffing levels in research, development and general and administrative functions compared to the comparable prior year periods.

The decrease in net loss per share for both the quarter and year ended December 31, 2005 was primarily due to an increase in weighted average common shares outstanding for the quarter and year ended December 31, 2005 as compared to the prior year periods. This increase resulted from the conversion to common stock of all preferred stock outstanding at the time of the Company’s initial public offering in June 2004 and the Company’s private placement of common stock in October 2005.

Pro-forma net loss per share, which assumes the conversion to common stock of all preferred stock outstanding for that portion of 2004 prior to its actual conversion in June 2004, was $1.20 per share for the year ended December 31, 2005 compared to $0.98 per share for the comparable prior year period.

The increase in pro-forma net loss per share for the year ended December 31, 2005 was primarily due to the difference in milestone payments and increased operating expenses described above.

Cash, cash equivalents and securities available-for-sale:

As of December 31, 2005, Metabasis had $66.9 million in cash, cash equivalents and securities available-for-sale, compared to $43.9 million as of December 31, 2004. The increase of $23.0 million was primarily due to proceeds of $41.3 million raised in the Company’s private placement in October 2005, offset by the use of cash to fund ongoing operations.

2005 highlights:

2005 was a year of many accomplishments for Metabasis.

…Clinical progress

•                  Daiichi Sankyo, Metabasis’ partner on the development of CS-917, its novel inhibitor of liver glucose production for the treatment of diabetes, announced plans to initiate a Phase IIb clinical trial designed to measure the safety and efficacy of CS-917 given orally as a single agent. Development of CS-917 had been delayed by adverse events reported in a Phase I drug-drug interaction clinical trial combining metformin and CS-917 in March 2005. After submission of the clinical trial protocol to the FDA, the Phase IIb clinical trial was initiated in early 2006. If successful, the Phase IIb clinical trial should support selection of a dose for the pivotal Phase III clinical trials, which could begin as early as 2007.

•                  Pradefovir, a HepDirect oral anti-viral product candidate for the treatment of hepatitis B, achieved several important milestones in 2005, most notably evidence of robust efficacy and safety from a 24-week interim analysis of Phase IIb clinical trial data, a successful end of Phase II meeting with the FDA and an expectation for the commencement of a Phase III clinical trial in 2006. The Company believes that the 24-week data, presented by its partner Valeant at the American Association for the Study of Liver Disease Annual Meeting, provides validation for Metabasis’ proprietary HepDirect Technology as well as potential competitive advantages over other development stage candidates. Valeant expects to present the 48-week results of the completed Phase IIb clinical trial at the European Association for the Study of Liver Disease 41st annual meeting in Vienna, Austria in April 2006. The 48-week results further support the potential of pradefovir as an important new treatment for hepatitis B. By 48 weeks the percentage of patients in the 30 mg (QD) pradefovir cohort achieving undetectable HBV DNA (<400 c/mL) was almost double that of patients receiving 10 mg (QD) of Hepsera (71% versus 36%, respectively).

•                  An ongoing clinical trial of MB07133, a HepDirect(TM) oncolytic product candidate designed to treat primary liver cancer, studied several different doses of the product candidate, the highest of which had begun testing by year-end. Metabasis expects to complete the dosing of this final cohort of patients in the first half of 2006, positioning the Company to conduct a clinical study to evaluate efficacy indicators after administration of the maximum tolerated dose in the second-half of 2006. Metabasis retains all rights to MB07133.

•                  The fourth quarter filing of an IND for MB07803, a second generation inhibitor of liver glucose production for the treatment of diabetes, paved the way for initiation of a Phase I clinical trial in early 2006. This made MB07803 the Company’s fourth product candidate to advance from internal discovery to clinical trials. Because its mechanism of action is the same as CS-917’s, the initial efficacy seen in previous Phase II clinical trials of CS-917 improves the Company’s confidence about the potential of MB07803 as a second-generation approach for treating diabetes. Metabasis retains all rights to MB07803.

•                  A fifth internally discovered clinical candidate, MB07811, was recommended for clinical development in 2005. MB07811 is a novel clinical candidate that has been shown in preclinical models to lower serum cholesterol as effectively as the most widely used statin, Lipitor®, to provide a potential additive effect when used in combination with statins and to possibly offer certain other advantages over that very successful class of drugs. Data permitting, Metabasis plans to submit an IND for MB07811 in the first half of 2006 and to initiate clinical trials soon thereafter. Metabasis retains all rights to MB07811.

… Merck discovery collaborations

•                  In its hepatitis C collaboration with Merck, the Company applied its liver targeting technology to candidate compounds supplied by Merck, readying a series of these compounds for further evaluation by Merck and potentially, a recommendation for development as a potential treatment of hepatitis C.

•                  In June 2005, Metabasis entered into a second collaboration with Merck to research, develop and commercialize novel small molecule therapeutics with the potential to treat several metabolic diseases, including type 2 diabetes, hyperlipidemia and possibly obesity, by activation of an enzyme in the liver called AMP-activated Protein Kinase (AMPK).

…Financial event

In October 2005, Metabasis sold approximately 7 million shares of common stock at $5.86 per share, together with warrants to purchase approximately 2.45 million shares of common stock at an exercise price of $6.74 per share. This financing event provided proceeds to the Company of $ 41.3 million, bolstering its balance sheet and providing a strong foundation for advancing its clinical and preclinical activities.

“In 2005, Metabasis made significant progress toward achieving its goal of becoming a commercially successful, integrated pharmaceutical company. Our first step toward this goal was to build a clinical pipeline of important new products. The work we did in 2005 has already positioned us to add two new product candidates in 2006 to the three we had in 2005. Thus by the end of 2006 we could have five novel product candidates expected to be in all three phases of clinical studies,” said Dr. Paul Laikind, Chairman, President and CEO of Metabasis.

Laikind added, “During 2005, we also increased our focus on building internal clinical development capabilities, a key second step toward building an integrated company. Important additions to the development team complement an already proven discovery group, and together we believe they will provide us with new opportunities for the future. While two partners are developing our first two clinical product candidates, CS-917 and pradefovir, Metabasis is currently independently developing the next three candidates giving us the potential to retain rights we need to eventually carry out the third step in our planned evolution, commercialization.”

2006 Guidance:

Metabasis expects operating expenses to continue to increase throughout 2006 as it incurs greater costs related to the continued clinical trials of MB07803 and MB07133, as well as the continued preclinical development of MB07811 and the further expansion of its internal clinical and regulatory affairs capabilities. In addition, operating expenses will increase due to the increased general and administrative costs of continuing to operate as a public company. Therefore the Company anticipates that operating expenses for 2006 will range from $37 to $42 million. Depending on the range of expected operating expenses described above, and excluding any additional proceeds from financing events or new corporate collaborations, the Company expects its cash balance at the end of the year to range between $36 million and $41 million reflecting a net 2006 cash usage of between $26 and $31 million.

Conference call:

The Metabasis management team will host a conference call and live webcast to discuss fourth quarter and 2005 year-end financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 800-706-7741 for domestic callers and 617-614-3471 for international callers. Please specify to the operator that you would like to join the “Metabasis Fourth Quarter and Year-End Financial Results Conference Call.” The conference call will be webcast live on Metabasis’ website at www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and eventual commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include major metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic(TM) and HepDirect(TM)

technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Non-GAAP financial measure:

This press release contains pro-forma net loss per share results that are not in accordance with United States generally accepted accounting principles, or GAAP. Metabasis believes that this non-GAAP financial measure enhances the consistency and comparability of the Company’s reported financial results and enables investors to better evaluate the Company’s current performance compared to its past performance. However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the Company’s operating and other financial information as determined under GAAP.

Forward-looking statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the expected initiation of clinical trials for pradefovir, CS-917, MB07133 and MB07803, and the expected filing of an IND and the commencement of clinical trials for MB07811; the potential efficacy, use and advantages of Metabasis’ product candidate MB07803 (despite the initial efficacy of CS-917, which has the same mechanism of action as MB07803); the potential efficacy, use and advantages of Metabasis’ product candidate MB07811; the use of the proceeds from Metabasis’ 2005 private placement; the Company’s guidance regarding operating expenses and cash usage for 2006; the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaborations with Merck; as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of certain of its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors’ section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,
	2005	2004

Assets:
Current assets:
Cash and securities available-for-sale	$66,893	$43,855
Other current assets	2,169	1,651
Total current assets	69,042	45,506
Property and equipment, net	4,664	2,354
Other assets	152	—
Total assets	$73,878	$47,860

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$6,137	$3,699
Other current liabilities	3,234	901
Total current liabilities	9,371	4,600
Long-term liabilities	4,925	1,396
Stockholders’ equity	59,582	41,864
Total liabilities and stockholders’ equity	$73,878	$47,860

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	(unaudited)
Revenues:
Sponsored research	$884	$343	$2,493	$1,375
Milestones	—	—	—	4,500
License fees	417	83	871	458
Other revenue	61	—	407	504
Total revenues	1,362	426	3,771	6,837

Operating expenses:
Research and development	6,306	4,697	21,460	16,675
General and administrative	1,616	1,234	5,283	3,804
Amortization of employee stock-based compensation	420	438	1,695	1,633
Total operating expenses	8,342	6,369	28,438	22,112

Loss from operations	(6,980)	(5,943)	(24,667)	(15,275)
Total interest and other income	476	168	1,087	303
Net loss applicable to common stockholders	$(6,504)	$(5,775)	$(23,580)	$(14,972)

Basic and diluted net loss per share	$(0.26)	$(0.32)	$(1.20)	$(1.49)
Shares used to compute basic and diluted net loss per share	25,049	17,774	19,706	10,062

Pro forma basic and diluted net loss per share	$(0.26)	$(0.32)	$(1.20)	$(0.98)
Pro forma shares used to compute basic and diluted net loss per share (1)	25,049	17,774	19,706	15,254

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of the period.

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